Exhibit 10.10

AMENDMENT NUMBER ONE

TO THE

1993 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

OF

FOSSIL, INC.

The following Amendment to the 1993 Nonemployee Director Stock Option Plan of Fossil, Inc. (the “Plan”), as authorized by the Board of Directors of Fossil, Inc. (the “Company”), is adopted as of the effective date specified herein:

Notwithstanding the provisions of paragraph 13 of the Plan, grants of Options under the Plan commencing on January 1, 1999, shall not be adjusted for the 3-for-2 split of the Common Stock of the Company effected as a stock dividend on April 8, 1998 to all stockholders of record on March 25, 1998.

All other terms and conditions of the Plan shall remain in full force and effect.

This amendment shall become effective as of December 31, 1998

Fossil, Inc.

By:	/s/ Tom Kartsotis
Tom Kartsotis
Chairman and Chief Executive Officer